Exhibit 99.3

AMERICA’S CAR-MART, INC.

2024 EQUITY INCENTIVE PLAN

(Employee Option Agreement)

THIS OPTION AGREEMENT (the “Option Agreement”) is made effective as of [•] (the “Grant Date”) between AMERICA’S CAR-MART, INC., a Texas corporation (the “Company”), and [•], an employee of the Company (the “Optionee”).

In furtherance of the purposes of the America’s Car-Mart, Inc. 2024 Equity Incentive Plan, as it may be hereafter amended (the “Plan”), the Company and the Optionee hereby agree as follows:

1.       Incorporation of the Plan. The rights and duties of the Company and the Optionee under this Option Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. Any term not defined in this Option Agreement shall have the meaning set forth in the Plan.

2.        Grant and Term of Option. The Company hereby grants to the Optionee pursuant to the Plan the right and option (the “Option”) to purchase all or any part of an aggregate of [•] shares (the “Shares”) of the Common Stock of the Company at an Option Price of [•] Dollars and [•] Cents ($[•])] per Share. The Option shall be designated as a Nonqualified Option. Except as otherwise provided in this Option Agreement or the Plan, the Option will expire if not exercised in full before 5:00 p.m. Central Time on the date which marks the tenth (10th) anniversary of the Grant Date.

3.       Vesting and Exercise. Except as otherwise provided herein, the Option shall vest in [•] ([•]) equal annual installments, subject to the Optionee’s continuous employment or service with the Company or its subsidiaries as of the vesting date and satisfaction of any other conditions set forth in this Option Agreement or the Plan, as more particularly set forth in the following vesting schedule (the “Vesting Schedule”):

Vesting Date	Number of Shares Subject to Vested Portion of Option
___________________________	___________________________
___________________________	___________________________
___________________________	___________________________

The Option may be exercised from time to time, in accordance with the terms of this Option Agreement and Sections 6(c)(iii) and 6(d) of the Plan with respect to all or any portion of the Shares as to which it is then vested and exercisable. To the extent not exercised, the Option shall continue in effect until it expires or otherwise terminates in accordance with the terms of this Option Agreement and the Plan.

4.       No Employment or Other Rights. Nothing contained in this Option Agreement or the Plan shall require the Company to continue to employ the Optionee for any particular period of time, nor shall it require the Optionee to remain in the employ of the Company for any particular period of time. Except as otherwise expressly provided in this Option Agreement or the Plan, all rights of the Optionee under the Plan with respect to the unexercised portion of the Option (whether vested or unvested) shall terminate upon termination of the Optionee’s Continuous Service with the Company.

5.       Restrictions on Transfer. Except as may be otherwise provided in the Plan, the Option shall not be transferrable other than by will or the laws of intestate succession. The Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

6.       Termination of Relationship as a Service Provider.

(a)       If you cease to be a Service Provider, other than upon your termination as the result of your death or Disability, you may exercise your Option to the extent that the Option is vested on the date of termination, if at all, prior to the first to occur of the following (as applicable, the “Termination Date”): (A) the date that is three (3) months following your termination; (B) the expiration of the term of the Option as set forth herein; or (C) the tenth (10th) anniversary of the grant date. If you die following the date of your termination and prior to the earlier of the dates specified in subclauses (A), (B) and (C) of this paragraph, then the Option shall be exercisable until the earlier to occur of the following (X) the first anniversary following your termination; (Y) the expiration of the term of the Option as set forth herein; or (Z) the tenth (10th) anniversary of the grant date. The Option will terminate on the Termination Date to the extent not exercised.

(b)       If you cease to be a Service Provider as a result of your Disability, you may exercise your Option to the extent the Option is vested on the date of termination, if at all, prior to the date that is twelve (12) months following your termination, at which time the Option will terminate to the extent is it not exercised.

(c)       If you die while a Service Provider, the Option may be exercised following your death to the extent that the Option is vested on the date of death by your designated beneficiary, provided such beneficiary has been designated prior to your death in a form acceptable to the Administrator. If no such beneficiary has been designated by you, then such Option may be exercised by the personal representative of your estate or by the person(s) to whom the Option is transferred pursuant to your Last Will and Testament or in accordance with the laws of descent and distribution. The Option (to the extent vested on the date of death) will remain exercisable for twelve (12) months following your death, at which time the Option will terminate to the extent is it not exercised.

7.       Amendment. The Administrator has the right to amend, alter, suspend, discontinue or cancel this Option Agreement or the Plan, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Optionee’s material rights under this Option Agreement without the Optionee’s consent.

8.       Assignment. The Company may assign any of its rights under this Option Agreement. This Option Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Option Agreement will be binding upon the Optionee and the Optionee’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of intestate succession.

9.       Applicable Law. Except as otherwise provided in the Plan or herein, this Option Agreement shall be construed and enforced according to the laws of the State of Texas.

[This Page Intentionally Short; Signatures on Following Page]

IN WITNESS WHEREOF, this Option Agreement has been signed on behalf of the Company and by the Optionee to be effective as of the day and year first written above.

AMERICA’S CAR-MART, INC.

Name:	Vickie D. Judy
Title:	Chief Financial Officer

OPTIONEE

Name: [Name]